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                            [Letterhead]                              Exhibit 5


January 8, 1997

CV Therapeutics, Inc.
3172 Porter Drive
Palo Alto, California  94304

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CV Therapeutics, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,630,500 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 1992 Stock Option Plan, 1994 Equity Incentive Plan, Non-Employee Directors' Stock Option Plan, Employee Stock Purchase Plan (collectively, the "Plans") and pursuant to nonstatutory stock options granted outside of the Company's option plans.

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Restated By-laws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the option agreements and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Deborah A. Marshall

Deborah A. Marshall


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